UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — February 8, 2010

NUCRYST PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Alberta, Canada	000-51686	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

NUCRYST Pharmaceuticals Corp.

101 College Road East

Princeton, New Jersey 08540

(Address of principal executive offices)

Registrant’s telephone number, including area code: (609) 228-8210

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders

On February 8, 2010 (the “Effective Date”), NUCRYST Pharmaceuticals Corp. (“NUCRYST”) was amalgamated with 1499642 Alberta Ltd. (“1499642”), a wholly-owned subsidiary of the Westaim Corporation (“Westaim”), pursuant to an Amalgamation Agreement dated as of November 10, 2009 (the “Amalgamation Agreement”). The Amalgamation Agreement was attached as Exhibit (d)(4) to the Schedule 13E-3 originally filed with the Securities and Exchange Commission (“SEC”) by the Company, Westaim and 1499642 on December 1, 2009 (the “Schedule 13E-3”).

Pursuant to the Amalgamation Agreement, NUCRYST was amalgamated with 1499642 to form Amalco, a wholly-owned subsidiary of Westaim. Amalco will continue as the surviving company and will succeed to and assume all the rights and obligations of NUCRYST (the “Amalgamation”).

Further, pursuant to the Amalgamation Agreement, each issued and outstanding NUCRYST share, other than those held by Westaim, was converted into one series 1 preferred share of Amalco, which is redeemable for cash consideration of U.S.$1.77 upon completion of the Amalgamation. No shareholder exercised dissent rights. Each issued and outstanding NUCRYST share held by Westaim was converted into one common share of Amalco.

On February 8, 2010, NUCRYST issued a press release announcing the closing of the Amalgamation. The press release is attached as Exhibit (a)(5)(i) to Amendment No. 2 to the Schedule 13E-3 filed by NUCRYST, Westaim and 1499642 on February 8, 2010 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously announced on a Form 8-K filed by NUCRYST with the SEC on December 21, 2009:

Neil Carragher, Richard Zahn and Barry Heck ceased to serve as directors of NUCRYST effective upon the Amalgamation; and

David B. Holtz, the Company’s Interim Chief Executive Officer and Chief Financial Officer, and Carol L. Amelio, the Company’s Vice President, General Counsel and Corporate Secretary, each ceased to serve NUCRYST effective upon the Amalgamation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUCRYST PHARMACEUTICALS CORP.

By:	/S/ DAVID B. HOLTZ
David B. Holtz
Interim President & Chief Executive Officer
Chief Financial Officer

Dated: February 10, 2010